Exhibit 99.1

News Release

IPSCO RESPONDS TO DISTRIBUTION CHANNEL
INVENTORY ADJUSTMENTS

[Lisle, Illinois] [October 16, 2006] — IPSCO Inc. (NYSE/TSX:IPS) announced today that as a result of service centers and distributors recently taking action to reduce inventories which have built up throughout the year, IPSCO will adjust its plate and pipe production and steel purchases, rather than attempt to push additional tonnage in to the distribution sector.  Despite these adjustments, the Company expects fourth quarter shipments to remain relatively flat compared to the third quarter.

IPSCO has been operating most of its facilities near capacity during this extended robust market.  This scale back in production will allow IPSCO to better realign its’ own inventory and accelerate planned maintenance programs.   Where appropriate these reductions will be accomplished by the use of statutory holidays and vacations.  IPSCO’s mini mill configuration provides the Company flexibility to rapidly adjust production levels to meet market demands.

IPSCO expects to report third quarter earnings above the high end of previously issued guidance for the quarter of $3.30 to $3.50. Further information will be provided by the Company October 24, 2006 during its’ quarterly earnings release and conference call.

IPSCO operates steel mills at three locations and pipe mills at six locations in Canada and the United States. As a low cost North American steel producer, IPSCO has a combined annual steel making capacity of 3,500,000 tons and provides further processing at its five cut-to-length lines located in both the United States and Canada. The Company’s tubular facilities produce a wide range of tubular products including line pipe, oil and gas well casing and tubing, standard pipe and hollow structurals.

For further information on IPSCO, please visit the Company’s web site at www.ipsco.com.

Note: This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believes”, “expect”, “will”, “can” and other expressions that are predictions of or indicate future events, trends or prospects and which do not relate to historical matters identify forward-looking statements. Although IPSCO Inc. believes that the anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievement expressed or implied by such forward-looking statements and information. Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include: weather conditions affecting the oil patch; drilling rig availability; demand for oil and gas; supply, demand and price for scrap metal and other raw materials; supply, demand and price for electricity and natural gas; demand and prices for products produced by the Company; general economic conditions; and changes in financial markets. These and other factors are outlined in IPSCO’s regulatory filings with the Securities and Exchange Commission and Canadian securities regulators, including those in IPSCO’s 2005 Form 10-K, and its MD&A, particularly as discussed under the heading “Business Risks and Uncertainties”. The Company undertakes no obligation to publicly update or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise.

Company Contact:

Tom Filstrup, Director of Investor Relations

Tel. 630-810-4772

tfilstrup@ipsco.com

Release # 06-XX